Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS R&D HIGHLIGHTS AND ANNOUNCES FIRST QUARTER 2010

FINANCIAL RESULTS

— Infinity Maintains Financial Strength to Advance Its Innovative Product Pipeline —

CAMBRIDGE, Mass. – May 6, 2010 – Infinity Pharmaceuticals, Inc. (NASAQ: INFI), an innovative drug discovery and development company, today reported recent research and development (R&D) highlights and announced first quarter 2010 financial results.

“Infinity is using its financial strength to aggressively develop its clinical pipeline. The recently initiated clinical study in our Hedgehog pathway inhibitor program with IPI-926 builds upon the data we have generated to date and the potential of this agent to address difficult to treat cancers,” said Adelene Q. Perkins, president and chief executive officer, Infinity. “We continue to manage our product portfolio in a disciplined, data-driven manner in order to achieve our mission of delivering to patients innovative medicines that meaningfully impact their lives.”

Hedgehog Pathway Inhibitor Program

Infinity recently announced the initiation of a Phase 1b/2 clinical trial evaluating IPI-926 in combination with Gemzar® (gemcitabine), a chemotherapy, in patients with previously untreated, metastatic pancreatic cancer. The Phase 1b portion of the study is a dose escalation, and once the recommended Phase 2 doses for IPI-926 and gemcitabine have been established, the Phase 2 portion of the trial will commence. The Phase 2 is an international, multi-center, randomized, double-blind study with a primary endpoint of overall survival. Secondary endpoints include progression free survival, time to progression, and overall response rate.

Infinity also recently presented new preclinical data at the American Association for Cancer Research Annual Meeting further demonstrating the potential of IPI-926 in a variety of solid tumors. In a xenograft model of pancreatic cancer, data reported showed that the combination of IPI-926 and Abraxane® (nab-paclitaxel), a chemotherapy, resulted in significant tumor growth inhibition and an increase in tumor perfusion by IPI-926, and demonstrated that IPI-926 may increase the activity of nab-paclitaxel through increased drug delivery. Additionally, data were presented from two separate studies demonstrating that IPI-926 may delay tumor re-growth after regression of the tumor by either chemotherapy or targeted therapy. In a xenograft model of castration resistant prostate cancer, data reported showed that administration of IPI-926 in combination with Taxotere® (docetaxel), a chemotherapy, led to a statistically significant delay in tumor re-growth. Further, in multiple xenograft models of EGFR-mutated non-small cell lung cancer (NSCLC), Infinity showed that IPI-926, when administered after treatment with a targeted therapy, Iressa® (gefitinib), significantly delayed tumor re-growth.

Infinity is also evaluating IPI-926 in a Phase 1 clinical trial in patients with advanced solid tumors, and anticipates reporting preliminary data from this study later this year.

Hsp90 Chaperone Inhibitor Program

Infinity is evaluating its i.v.-administered Hsp90 chaperone inhibitor, IPI-504, in a Phase 2 trial in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer and in a Phase 1b trial in combination with docetaxel focused on patients with NSCLC. Infinity anticipates presenting preliminary data from the breast cancer study in the second half of 2010. In addition, Infinity has completed enrollment in its single-agent trial of IPI-504 in patients with advanced NSCLC, and based on preliminary data showing a response rate in patients with wild-type EGFR expression, the company undertook an effort to better understand the molecular characteristics of the responding patients. Infinity anticipates that data from this research, along with final data from the NSCLC clinical trial, will be presented during the American Society for Clinical Oncology Annual Meeting in June 2010.

Infinity is also evaluating its orally administered Hsp90 chaperone inhibitor, IPI-493, in a Phase 1 clinical trial in patients with advanced solid tumors. Infinity anticipates the commencement of active enrollment in a Phase 1 study in patients with advanced hematologic malignancies in the near term, and reporting data from its Phase 1 program with IPI-493 by the end of 2010.

FAAH Inhibitor Program

Infinity continues to make progress with its fourth clinical candidate, IPI-940, a selective, orally administered inhibitor of the fatty acid amide hydrolase (FAAH) enzyme for the potential treatment for a broad range of neuropathic and inflammatory pain conditions. IPI-940 is being evaluated in a Phase 1 program in normal, healthy volunteers that includes both single- and multiple-ascending dose studies. Infinity anticipates completing Phase 1 development of IPI-940 in 2010.

First Quarter 2010 Financial Results

•	Infinity ended the first quarter of 2010 with $126.3 million in cash and investments.

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Total revenue for the first quarter of 2010 was $16.0 million, comprised of $15.3 million for reimbursed R&D services and $0.7 million from the amortization of deferred revenue associated with the grant of licenses under Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd.

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R&D expense was $19.4 million for the first quarter of 2010. Reimbursed expenses related to Infinity’s alliance with Purdue and Mundipharma for the quarter are recorded as R&D expense, as well as collaborative R&D revenue. The primary driver of the remaining R&D expense was Infinity’s investment in the development of its Hsp90 chaperone inhibitor program.

•	General and administrative expense was $4.7 million for the first quarter of 2010.

•	Infinity’s net loss for the first quarter of 2010 was $8.4 million. Basic and diluted loss per common share was $0.32.

Financial Guidance

Based on its 2010 R&D and business objectives, Infinity anticipates a cash burn of between approximately $25-35 million during 2010 and estimates a year-end cash and investments balance of between $95-105 million. This guidance does not include any amounts that Infinity may draw under the $50 million line of credit available from Purdue Pharma L.P. In the absence of additional funding or business development activities and based on current operating plans, Infinity expects that its current cash and investments, together with R&D funding from Purdue and Mundipharma and proceeds from the line of credit, are sufficient to fund the company’s operations into 2013 and enable the company to reach key development milestones and evaluate external opportunities to strategically enhance its pipeline.

Conference Call on Thursday, May 6, 2010, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Thursday, May 6, 2010, at 4:30 p.m. EDT to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult to treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of IPI-926 and IPI-940, the commencement of patient enrollment in a clinical trial of IPI-493 in the near term, the expectation that Infinity will complete Phase 1 development of IPI-940 in 2010, and the timing of presentation or publication of clinical data for IPI-504, IPI-493 and IPI-926, estimates of 2010 financial performance, and the expectation that Infinity will have capital to support its current operating plan into 2013. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® , Abraxane®, Taxotere®, Iressa® and Herceptin® are registered trademarks of Eli Lilly and Company, Abraxis BioScience, LLC, sanofi-aventis LLC, the AstraZeneca group of companies, and Genentech USA, Inc., respectively.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2010	December 31, 2009
Cash, cash equivalents and available-for-sale securities, including long term	$126,347,829	$130,736,513
Other current assets	3,176,681	3,567,027
Property and equipment, net	5,839,841	5,694,150
Loan commitment asset from Purdue entities	15,587,100	16,020,075
Other long-term assets	1,284,503	1,300,068

Total assets	$152,235,954	$157,317,833

Current liabilities	$15,399,921	$12,978,125
Deferred revenue from Purdue entities, less current portion	35,108,475	35,855,463
Other long-term liabilities	2,098,148	2,224,713
Total stockholders’ equity	99,629,410	106,259,532

Total liabilities and stockholders’ equity	$152,235,954	$157,317,833

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2010	2009
Collaborative research and development revenue from Purdue entities	$15,993,496	$9,429,158

Operating expenses:
Research and development	19,377,805	21,241,526
General and administrative	4,749,001	5,330,208

Total operating expenses	24,126,806	26,571,734

Loss from operations	(8,133,310)	(17,142,576)

Other income (expense):
Interest expense	(433,057)	(369)
Income from residual funding after reacquisition of Hsp90 program	—	12,450,000
Interest and investment income	204,934	742,493

Total other income (expense)	(228,123)	13,192,124

Net loss	$(8,361,433)	$(3,950,452)

Basic and diluted loss per common share	$(0.32)	$(0.15)

Basic and diluted weighted average number of common shares outstanding	26,244,297	25,910,687

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